April 14, 2016

To: PG&E Corporation Institutional Investors

Re: 2016 Proxy Statement

Dear PG&E Shareholder:

PG&E Corporation's and Pacific Gas and Electric Company's 2016 Joint Proxy Statement was filed with the SEC on April 11, and is available on our website at http://investor.pgecorp.com/financials/annual-reports-and-proxy-statements/default.aspx.

While there are no shareholder proposals on the ballot this year, we want to let you know that, in response to increasing shareholder support for proxy access, PG&E Corporation proactively adopted proxy access bylaw provisions in February 2016.  These provisions allow shareholders owning 3 percent or more of the Corporation's common stock for at least three years to nominate the greater of two directors or up to 20 percent of the Board, and to include these nominees in the Corporation's proxy materials.  Up to 20 shareholders may aggregate their shares to meet the ownership threshold.

For more information on PG&E Corporation's proxy access bylaw provisions, please see Section 3, Article I of the Corporation's Bylaws, which are available on our website at http://www.pgecorp.com/aboutus/corp_gov/pdfs/Corporation_Bylaws.pdf

PG&E is committed to strong corporate governance policies and practices.  We value your input and welcome your feedback.  If you have any questions on our proxy access bylaw provisions or would like to discuss other corporate governance issues, please contact our Corporate Secretary's office at either CorporateSecretary@pge.com or 415-973-8200.

Sincerely,

Linda Y.H. Cheng
Vice President, Corporate Governance and
Corporate Secretary